Chapeau, Inc. dba
BluePoint Energy, Inc.
1190 Suncast Lane, Suite 2
El Dorado Hills, California 95762
Tel. 916.939.8700 Fax. 916.939.8705
www.bluepointenergy.com
News Release
(OTCBB: CPEU)

BluePoint Energy announces Starwood Resort Properties
to utilize BluePoint Lean-One® CHP Modules—Powered by Cummins

-Parties execute Discount Energy Purchase Agreements-

El Dorado Hills, Calif., March 1, 2006 - Chapeau, Inc. dba BluePoint Energy, Inc. announced today initial Discount Energy Purchase Agreements between Bluepoint Energy Partners and an operating company of Starwood Vacation Ownership, Inc. (Starwood), a wholly owned subsidiary of Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT). Under the contracts with Starwood, BluePoint Energy, Inc. will permit, engineer and install BluePoint Lean-One® CHP Modules—Powered by Cummins at the Kaanapali Ocean Resort Villas in Maui, Hawaii utilizing its proprietary Discount Energy Purchase agreements in association with Bluepoint Energy Partners. These initial projects utilizing Cummins power products will be the first installations of BluePoint Energy’s newly designed, environmentally responsible, continuous duty diesel combined heat and power modules as a result of its recently announced Joint Strategic Alliance with Cummins West, Inc. These two initial projects, Kaanapali Ocean Resort Villas North and South, represent approximately $1.9 million in revenue to BluePoint Energy, Inc. in calendar 2006.

BluePoint Energy Inc. CEO, Guy A. Archbold, commented, “We at BluePoint are of course very pleased to announce these initial projects with Starwood Hotels & Resorts Worldwide are the first of what we believe will be a significant number of near term opportunities emanating from our recently announced Joint Strategic Alliance with Cummins West in which we will jointly develop, market, sell, and service continuous duty distributed generation onsite energy solutions. These initial projects with Starwood will utilize our newly developed, proprietary, continuous duty Lean-One® CHP Modules employing Cummins state-of-the-art, environmentally responsible diesel prime movers in both 225 kW and 500 kW iterations. It is very clear that Cummins West’s superb reputation for reliability and the highest quality of service and maintenance in the Hawaiian Islands and elsewhere was a major factor in allowing these initial projects to move forward with Starwood.”

Archbold continued, “These initial contracts further validate our corporate mission to offer reliable, efficient, economic, and ultra-clean onsite power to our target industry sectors utilizing our proprietary Discount Energy Purchase agreements which provide end-users such as Starwood Hotels & Resorts Worldwide the benefits of environmentally responsible and highly economic onsite energy without expending capital that may be more effectively deployed in their core businesses. To that end, we are also in advanced discussions with additional Starwood properties as well as other prominent and highly scalable entities in the hospitality and healthcare sectors for projects with installations targeted for 2006 and beyond.”

About Starwood Hotels & Resorts Worldwide, Inc. and Starwood Vacation Ownership, Inc.

Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with approximately 850 properties in more than 95 countries and 145,000 employees at its owned and managed properties. Starwood® Hotels is a fully integrated owner, operator and franchisor of Hotels & Resorts with the following internationally renowned brands: St. Regis®, The Luxury Collection®, Sheraton®, Westin®, Four Points® by Sheraton, W®, Le Meridien® and the recently announced AloftSM. Starwood Hotels also owns Starwood Vacation Ownership, Inc., one of the premier developers and operators of high quality vacation interval ownership resorts. For more information, please visit www.starwoodhotels.com

About Chapeau, Inc. dba BluePoint Energy, Inc.

Chapeau, Inc. dba BluePoint Energy, Inc. designs, assembles and sells packaged Combined Heat and Power and tri-generation systems with ultra-clean emissions utilizing SC-EGR® proprietary technology under the trademark Lean-One®. Chapeau utilizes its proprietary build, own, operate, and maintain discount energy purchase agreement financial model to provide reliable, efficient, clean and cost-effective energy solutions to the end-user. The Company trades publicly on the Over-the-Counter Bulletin Board under the ticker symbol CPEU. For more information, call 916.939.8700 or visit the Company’s website at www.bluepointenergy.com.

NOTE: The foregoing is news relating to Chapeau, Inc. dba BluePoint Energy, Inc. (the "Company") and contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. When used in this report, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to the Company or its management, including without limitation, Chapeau, Inc. dba BluePoint Energy, Inc. (as defined herein) and/or the Company's other subsidiaries, are intended to identify such forward-looking statements. The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by these forward-looking statements. For a discussion of additional factors that may affect actual results, investors or interested parties should refer to the Company's filings with the Securities and Exchange Commission; in particular, its annual report on Form 10-K, most current 10Q and other filings as may be relevant. This does not constitute an offer to buy or sell securities by the Company, its subsidiaries or any associated party and is meant purely for informational purposes.

Contact:
Chapeau, Inc. dba BluePoint Energy, Inc.
Guy A. Archbold, CEO, 916.939.8700